                                                                    EXHIBIT 99.1



NEWS RELEASE
FOR IMMEDIATE RELEASE                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: 858-509-9899
                                                    JCartwright@Sola.com


         SOLA INTERNATIONAL ANNOUNCES FISCAL 2003 FOURTH QUARTER RESULTS

               GLOBAL SALES INCREASE 11.7% COMPARED TO PRIOR YEAR

             OPERATING INCOME INCREASES 34.1% COMPARED TO PRIOR YEAR

     COMPANY EXCEEDS FIRST CALL ESTIMATES AND INCREASES FISCAL 2004 GUIDANCE

SAN DIEGO, CA May 14, 2003 -- SOLA International Inc. (NYSE: SOL) today announced fiscal year 2003 fourth quarter results. Net sales in the fourth quarter were $153.8 million compared with $137.8 million in the year ago period, an increase of 11.7%. Net sales in the fourth quarter, on a constant currency basis, increased 5.1%, with North America and Europe increasing 12.2% and 0.4%, respectively, and Rest of World ("ROW") decreasing 2.3%. Operating income in the fourth quarter was $22.8 million, or 14.8% of sales, compared with $17.0 million, or 12.3%, in the fourth fiscal quarter last year, an increase of 34.1%. Operating income, before depreciation and amortization (often referred to as EBITDA) was $27.9 million, an increase of 33.3% over the $20.9 million reported in the year ago quarter. Company management believes that constant currency sales growth provides a better representation of true operating results because changes in currency rates are beyond management's control and can cause reported results to fluctuate significantly. Management also believes that EBITDA and EBITDA growth are important because they are indicator's of the Company's financial performance, are used in calculating certain debt covenants under the Company's revolving credit agreement and are relevant to both debt and equity investors.

In accordance with generally accepted accounting principles ("GAAP"), the Company is required to re-measure its Euro-denominated debt into U.S. dollars for financial reporting purposes. As a result of re-measuring its net long-term Euro-denominated debt into U.S. dollars, the Company recorded an after-tax foreign exchange loss of $4.8 million in the fourth quarter compared to an after-tax foreign exchange gain of $2.0 million in the year ago quarter.

Including the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company recorded net income of $5.6 million in the fiscal 2003 fourth quarter compared to net income of $9.2 million in the year ago period. Excluding the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company reported adjusted net income of $10.4 million, or $.42 earnings per diluted share, compared to consensus First Call estimates of $10.0 million, or $.40 earnings per diluted share, and year ago adjusted net income of $7.2 million, or $.29 earnings per diluted share. Company management believes that adjusted net income provides a better representation of true operating results because the re-measurement into U.S. Dollars of the principal amount of the Company's Euro-denominated debt has no near term impact on the Company's cash flows or its ability to conduct business and can cause reported results to fluctuate significantly from period to period.

Sales from the Company's global prescription laboratory network, excluding the impact of currency, increased approximately 19% in the fourth quarter compared to the year ago period. Value-added products represented 73.0% of fiscal 2003 fourth quarter sales compared with

69.0% in the comparable year ago period. Fiscal 2003 fourth quarter polycarbonate volume and sales increased 36.1% and 47.5%, respectively, compared to the year ago period, continuing the Company's gains in this product category. Sales of progressive lenses increased approximately 8% from the year ago quarter and increased approximately 15% compared to the third quarter this fiscal year. Excluding the impact of currency, progressive lens sales increased 3.7% compared to the year ago quarter.

Jeremy C. Bishop, President and Chief Executive Officer of SOLA, commented, "I am very pleased with our fourth quarter results which met or exceeded our expectations in nearly all areas. Our continuing ability to grow revenues and, in particular, the exceptional growth of our North American business in the quarter, sits at the core of our much improved performance. Globally, our product mix was good, so gross margin increased; expenses were well managed, so operating profit was higher; working capital was well managed, so cash flow improved. In summary, we ended the quarter with a financial performance that met my objectives and generally exceeded investment community expectations."

"North American sales increased approximately 12% compared to the year ago quarter and represents the third consecutive quarter where sales growth in this region has exceeded 7%. This demonstrates that our sales and marketing initiatives, improved product portfolio and increased Rx lab presence are having a profound impact on our business. Our investments in prescription laboratories, manufacturing capacity for polycarbonate and other high index materials, all combined with well focused sales and marketing activities and very high service levels, have enabled our growth to outpace the market and our market share to increase. Sales of value added products grew and gross margin increased as a result of this improved sales mix and a lower cost of production resulting from increased factory output. As we expand our laboratory network in North America and further reinforce our business relationships with new products, including Teflon Easycare lenses, we believe that the sales momentum established over the last three quarters can be maintained."

"Europe generated modest constant dollar revenue growth in the quarter and continued to benefit from an improved product mix. Strong results from our prescription laboratory network created excellent growth in France, Italy, Portugal and Spain that was largely offset by lower demand from the German and UK markets."

"In ROW, I am also satisfied with our performance in South America where sales growth was approximately 23% excluding the impact of currency. Offsetting this performance however, were sales declines in Asia, including Japan, and the Middle East due largely to current economic and political conditions."

"Finally, we exceeded our sales target for Teflon Easycare lenses. Sales of these lenses are still relatively small in absolute dollars but exhibited growth of approximately 63% when compared to third quarter sales. This growth is substantially higher than our internal expectations and supports my view that the future prospects for this category are excellent."

Steven M. Neil, Executive Vice President and Chief Financial Officer of SOLA, commented, "I am encouraged with the 33.3% EBITDA growth in the fourth quarter compared to the year ago period. EBITDA margins were 18.1% of sales in the fourth quarter compared 15.2% in the prior year quarter and 14.7% in the third quarter this fiscal year. For the full year, EBITDA was $89.7 million compared to $72.9 million in the comparable year ago period, an increase of 23.0% and EBITDA margin was 15.9% compared to 13.8% last year."

"In addition, our working capital performance improved significantly in the quarter. Despite constant currency sales growth of 9.8% over the third quarter, receivables, on a constant currency basis, increased only $2.3 million, or 2.0%, compared to the third quarter. On an as reported basis, receivables increased 4.8% from the third quarter compared to a sales increase of 13.8%. Day's sales outstanding ("DSO") in the quarter were 75 compared to 78 in the fourth quarter last year and 83 in the third quarter this fiscal year. Inventory, on a constant currency basis, decreased $8.6 million compared to the third quarter and $6.5 million on an as reported basis. Finished goods inventory turnover in the fourth quarter was 3.6 times compared to 3.5 times in the year ago quarter and 3.0 times in the third quarter."

"As a result, cash flow from operations in the fourth quarter was $26.3 million compared to $9.9 million in the comparable period last year. For the year ended March 31, 2003, cash flow from operations was $48.3 million compared to $21.9 million in the year ended March 31, 2002, stated Mr. Neil."

Net sales for the twelve months ended March 31, 2003 were $562.7 million compared to $529.5 million for the twelve months ended March 31, 2002, an increase of 6.3%.

The Company recorded operating income for the twelve months ended March 31, 2003 of $66.9 million, or 11.9% of sales, compared to $51.7 million, or 9.8% of sales in fiscal 2002, an increase of 29.2%. Adjusted net income, which excludes the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt and cash reserves, was $27.7 million, or $1.11 earnings per diluted share, for the twelve months ended March 31, 2003 compared to $16.4 million, or $.67 earnings per diluted share, in fiscal 2002.

Mr. Bishop further stated, "Looking forward, we will continue with the strategies that have benefited the Company this fiscal year. Specifically, we will pursue growth in value-added products such as progressive lenses, photochromic lenses, anti-reflective coatings and high index lenses, including polycarbonate. In parallel with these efforts, we will manage expenses to produce improved operating margins. In addition, we will continue to focus on improving customer service levels globally and over time, reducing our investment in inventories. Last, we will place emphasis on further developing our worldwide prescription laboratory network as these businesses offer the prospect of superior growth."

"As a result of these efforts, and based on current currency rates and business trends, we are targeting sales growth of 6-7% which is broadly consistent with recent sales trends. Gross margins are expected to remain relatively constant as improvements in sales mix are partially offset by price declines on commodity products. Operating expense is expected to increase slightly in dollars compared to fiscal 2003 and decrease as a percent of sales. This is expected to result in operating margins of 13-14% compared to 11.9% this fiscal year. Interest expense, based on current exchange rates, will be higher than in fiscal 2003 as this cost has not been hedged. However, this impact is expected to be largely offset by increased sales and profit on translation of foreign financial statements into U.S. Dollars as well as hedge gains on currency contracts transacted to protect anticipated cash flows. In summary, our conservative view is that net income, excluding the unrealized translation effect of foreign currency on our net long-term Euro-denominated debt, will rise from the fiscal 2003 result of $27.7 million and exceed $33.5 million. This expectation is above the consensus First Call estimate of $31.8 million and our previous guidance of $32.0 million."

"Working capital is expected to increase due to increased receivables associated with higher sales. Capital spending is expected to range from $20 - $25 million and will largely be offset by expected depreciation and amortization expense of $22 - $24 million. As a result, free cash flow is anticipated to be approximately equal to net income and will be used to fund additional prescription lab acquisitions, the repayment of outstanding debt and/or added to existing cash balances."

The Company will host a conference call today at 11:00 a.m. Eastern Standard Time (8:00 a.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.SOLA.com or www.Companyboardroom.com. A replay of the call will be available starting at 1:00 p.m. Eastern Standard Time, May 14, 2003 through 1:00 p.m. Eastern Standard Time, May 21, 2003. The replay number is 800-633-8284 and the access code is 21142237.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2002. The words "believe", "expect", "anticipate", "estimate", "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,800 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.Sola.com.



                                       ###

                             Sola International Inc.
                       Unaudited Statements of Operations
                  (Amounts in thousands, except per share data)


                                                  Fourth Quarter  Fourth Quarter
                                                      2003            2002
                                                  --------------  --------------
Net sales                                           $ 153,842       $ 137,775
Cost of sales                                          88,413          81,058
                                                    ---------       ---------
     Gross profit                                      65,429          56,717
                                                    ---------       ---------

Research and development expenses                       2,273           3,217
Selling and marketing expenses                         28,374          25,478
General and administrative expenses                    11,959          10,992
Special charges                                            --              28
                                                    ---------       ---------
     Operating expenses                                42,606          39,715
                                                    ---------       ---------

        Operating income                               22,823          17,002

Interest income                                           266             661
Interest expense                                       (9,033)         (7,465)
Foreign currency gain/(loss)                           (5,817)          1,224
                                                    ---------       ---------
        Income before provision for income
         taxes and minority interest                    8,239          11,422
Provision for income taxes                             (2,472)         (3,200)
Minority interest                                        (144)            949
                                                    ---------       ---------
Net Income                                          $   5,623       $   9,171
                                                    =========       =========

Net income per share - basic                        $    0.23       $    0.37
                                                    =========       =========

Weighted average common shares outstanding             24,611          24,464
                                                    =========       =========

Net income per share - diluted                      $    0.23       $    0.37
                                                    =========       =========

Weighted average common and
     dilutive securities outstanding                   24,890          24,939
                                                    =========       =========

                             Sola International Inc.
                       Unaudited Statements of Operations
                  (Amounts in thousands, except per share data)


                                                     Fiscal Year     Fiscal Year
                                                        2003            2002
                                                     -----------     -----------
Net sales                                             $ 562,746       $ 529,505
Cost of sales                                           329,695         315,213
                                                      ---------       ---------
     Gross profit                                       233,051         214,292
                                                      ---------       ---------

Research and development expenses                        12,190          13,053
Selling and marketing expenses                          106,876         101,735
General and administrative expenses                      47,123          47,727
Specal charges                                               --              28
                                                      ---------       ---------
     Operating expenses                                 166,189         162,543
                                                      ---------       ---------

        Operating income                                 66,862          51,749
Interest income                                           1,440           2,302
Interest expense                                        (33,540)        (30,875)
Foreign currency gain/(loss)                            (31,667)          1,859
                                                      ---------       ---------
        Income before provision for income
         taxes and minority interest                      3,095          25,035
Provision for income taxes                                 (929)         (7,010)
Minority interest                                          (603)          1,093
                                                      ---------       ---------
Net Income                                            $   1,563       $  19,118
                                                      =========       =========


Net income per share - basic                          $    0.06       $    0.79
                                                      =========       =========

Weighted average common shares outstanding               24,573          24,067
                                                      =========       =========


Net income per share - diluted                        $    0.06       $    0.78
                                                      =========       =========

Weighted average common and
     dilutive securities outstanding                     24,856          24,583
                                                      =========       =========

                               Balance Sheet Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                           March 31,  December 31,   March 31,
                                                             2003         2002         2002
                                                           ---------  ------------   ---------
Cash and cash equivalents                                  $ 58,679     $ 61,864     $ 68,419
Trade accounts receivable, net                              123,087      117,536      114,993
Inventories                                                  91,442       97,917       82,586
Other assets                                                485,871      471,958      447,067

                                                           --------     --------     --------
     Total assets                                          $759,079     $749,275     $713,065
                                                           ========     ========     ========

Trade payables, accruals and other current liabilities     $135,724     $128,976     $138,694
Notes payable and other debt                                328,236      331,537      282,555
Other liabilities                                            33,162       32,731       30,454
                                                           --------     --------     --------
     Total liabilities                                      497,122      493,244      451,703

Stockholders' equity                                        261,957      256,031      261,362

                                                           --------     --------     --------
     Total liabilities and stockholders' equity            $759,079     $749,275     $713,065
                                                           ========     ========     ========

                             Sola International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                Fourth Quarter   Fourth Quarter
                                                                     2003            2002
                                                                --------------   --------------
Net Income                                                         $  5,623        $  9,171
Depreciation and amortization                                         5,044           3,906
Changes in trading assets and liabilities                            15,657          (3,200)
                                                                   --------        --------
     Net cash provided by operating activities                       26,324           9,877
                                                                   --------        --------

Purchases of businesses                                              (3,381)             --
(Investments in)/disposals of joint ventures                            333             (62)
Capital expenditures                                                 (6,467)         (5,438)
Mold expenditures                                                    (1,632)         (1,549)
Other                                                                   431           6,079
                                                                   --------        --------
     Net cash used in investing activities                          (10,716)           (970)
                                                                   --------        --------

     Net cash provided by/(used in) financing activities            (19,760)          6,090

Effect of exchange rate changes on cash and cash equivalents            967              84

                                                                   --------        --------
     Net increase/(decrease) in cash and equivalents               $ (3,185)       $ 15,081
                                                                   ========        ========

                             Sola International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                Fiscal Year    Fiscal Year
                                                                    2003           2002
                                                                -----------    -----------
Net Income                                                        $  1,563       $ 19,118
Depreciation and amortization                                       22,808         21,129
Changes in trading assets and liabilities                           23,973        (18,396)
                                                                  --------       --------
     Net cash provided by operating activities                      48,344         21,851
                                                                  --------       --------

Purchases of businesses                                            (21,024)            --
Disposals of joint ventures                                            210          1,183
Capital expenditures                                               (21,897)       (17,144)
Mold expenditures                                                   (3,073)        (5,865)
Other                                                                  810          6,178
                                                                  --------       --------
     Net cash used in investing activities                         (44,974)       (15,648)
                                                                  --------       --------

     Net cash provided by/(used in) financing activities           (16,750)        36,221

Effect of exchange rate changes on cash and cash equivalents         3,640           (154)

                                                                  --------       --------
     Net increase/(decrease) in cash and equivalents              $ (9,740)      $ 42,270
                                                                  ========       ========

                             Sola International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                            Fourth Quarter   Fourth Quarter
                                                                                2003             2002
                                                                            --------------   --------------
CALCULATION OF ADJUSTED NET INCOME:
Net income, as reported                                                       $   5,623        $   9,171
Foreign currency gain/(loss) on net long-term
     Euro-denominated debt, net of tax                                           (4,770)           2,011
                                                                              ---------        ---------
Adjusted net income                                                           $  10,393        $   7,160
                                                                              =========        =========


Adjusted net income per share-diluted                                         $    0.42        $    0.29
                                                                              =========        =========

Weighted average common and
     dilutive securities outstanding                                             24,890           24,939
                                                                              =========        =========


CALCULATION OF EBITDA:
Operating income, as reported                                                 $  22,823        $  17,002
Depreciation and amortization                                                     5,044            3,906
                                                                              ---------        ---------
EBITDA                                                                        $  27,867        $  20,908
                                                                              =========        =========

EBITDA % growth over prior period                                                  33.3%


CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                        $ 153,842        $ 137,775
Impact of currency fluctuations on net sales during period (a)                   (9,070)              --
                                                                              ---------        ---------
Fourth Quarter 2003 net sales, excluding currency impact                      $ 144,772        $ 137,775
                                                                              =========        =========

Constant currency net sales % growth over prior period                              5.1%


CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
Fourth Quarter net trade accounts receivable, as reported                     $ 123,087
Impact of currency fluctuations on accounts receivable during period (b)         (3,227)
                                                                              ---------
Fourth Quarter 2003 net trade accounts receivable,
     excluding currency impact                                                  119,860
                                                                              =========

Third Quarter 2003 net trade accounts receivable, as reported                   117,536
                                                                              =========

Increase in trade accounts receivable, exclusive
     of foreign currency impact during period                                 $   2,324


CALCULATION OF CONSTANT CURRENCY INVENTORIES:
Fourth Quarter inventories, as reported                                       $  91,442
Impact of currency fluctuations on inventories during period (b)                 (2,140)
                                                                              ---------
Fourth Quarter 2003 inventories, excluding currency impact                       89,302
                                                                              =========

Third Quarter 2003 inventories, as reported                                      97,917
                                                                              =========

Decline in inventories, exclusive of
     foreign currency impact during period                                    $  (8,615)

(a) Based on Fourth Quarter 2002 exchange rates
(b) Based on Third Quarter 2003 exchange rates

                             Sola International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                   Fiscal Year      Fiscal Year
                                                                      2003             2002
                                                                   -----------      -----------
CALCULATION OF ADJUSTED NET INCOME:
Net income, as reported                                             $   1,563        $  19,118
Foreign currency gain/(loss) on net long-term
     Euro-denominated debt and cash reserves, net of tax              (26,106)           2,742
                                                                    ---------        ---------
Adjusted net income                                                 $  27,669        $  16,376
                                                                    =========        =========


Adjusted net income per share-diluted                               $    1.11        $    0.67
                                                                    =========        =========

Weighted average common and
     dilutive securities outstanding                                   24,856           24,583
                                                                    =========        =========


CALCULATION OF EBITDA:
Operating income, as reported                                       $  66,862        $  51,749
Depreciation and amortization                                          22,808           21,129
                                                                    ---------        ---------
EBITDA                                                              $  89,670        $  72,878
                                                                    =========        =========

EBITDA % growth over prior period                                        23.0%


CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                              $ 562,746        $ 529,505
Impact of currency fluctuations on net sales during period (a)        (16,690)              --
                                                                    ---------        ---------
Fiscal Year 2003 net sales, excluding currency impact               $ 546,056        $ 529,505
                                                                    =========        =========

Constant currency net sales % growth over prior period                    3.1%


(a) Based on Fiscal Year 2002 exchange rates